Exhibit 1













                      FIFTH MODIFIED PLAN OF REORGANIZATION



                           EXHIBIT A TO FIFTH MODIFIED
                              DISCLOSURE STATEMENT

                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF NEW JERSEY


          -------------------------
          In Re:                             Case No. 93-34553(SAS)
                                   :
                                             Chapter 11
                                   :

          SCIENCE MANAGEMENT       :
          CORP.,
                                   :

                                   :
                         Debtor.
                                   :

          -------------------------

                    FIFTH MODIFIED PLAN OF REORGANIZATION OF
                     DEBTOR AND IMPERIAL CAPITAL WORLDWIDE
                 PARTNERS, L.P., CO-PROPONENT, UNDER CHAPTER 11
                    OF THE UNITED STATES BANKRUPTCY CODE FOR
                         SCIENCE MANAGEMENT CORPORATION


                                        RAVIN, SARASOHN, COOK,
                                        BAUMGARTEN, FISCH & ROSEN
                                        A Professional Corporation
                                        103 Eisenhower Parkway
                                        Roseland, New Jersey 07068
                                        (201) 228-9600
                                        David N. Ravin, Esq.
                                        Paul Kizel, Esq.
                                        Attorneys for Debtor

                                        ROGERS & WELLS
                                        Two Hundred Park Avenue
                                        New York, NY 10166-0153
                                        (212) 878-8000
                                        Dennis Drebsky, Esq.
                                        Jack Rose, Esq.
                                        Attorneys for Imperial Capital
                                        Worldwide Partners, L.P.
DATED:   January 25, 1996

                               TABLE  OF CONTENTS
                               ------------------

ARTICLE I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

     CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS  . . . . . . . . . . . .    7

ARTICLE III . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

     PROVISION FOR PAYMENT OF ADMINISTRATIVE,
     TAX AND PRIORITY CLAIMS  . . . . . . . . . . . . . . . . . . . . . . .    7

          A.   Administrative Claims. . . . . . . . . . . . . . . . . . . .    7
               Payment Period . . . . . . . . . . . . . . . . . . . . . . .    7
               Applications for Professional Fees . . . . . . . . . . . . .    8
               Payment of Professional Fees . . . . . . . . . . . . . . . .    8
          B.   Tax Claims.  . . . . . . . . . . . . . . . . . . . . . . . .    8
          C.   Priority Claims. . . . . . . . . . . . . . . . . . . . . . .    9

ARTICLE IV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

     PROVISIONS FOR TREATMENT OF
     CLASSES OF CLAIMS AND INTERESTS  . . . . . . . . . . . . . . . . . . .    9

          A.   Class 1: . . . . . . . . . . . . . . . . . . . . . . . . . .    9
          B.   Class 2: . . . . . . . . . . . . . . . . . . . . . . . . . .   10
          C.   Class 3: . . . . . . . . . . . . . . . . . . . . . . . . . .   11
          D.   Class 4: . . . . . . . . . . . . . . . . . . . . . . . . . .   12

ARTICLE V . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

     STOCK OPTION PLANS . . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE VI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

     SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE VII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

     MEANS FOR IMPLEMENTATION OF THE PLAN . . . . . . . . . . . . . . . . .   14

          A.   Satisfaction of Obligations  . . . . . . . . . . . . . . . .   14
          B.   Continued Corporate Existence. . . . . . . . . . . . . . . .   14
          C.   Revesting of Assets. . . . . . . . . . . . . . . . . . . . .   14
          D.   Corporate Action.  . . . . . . . . . . . . . . . . . . . . .   15
          E.   Cancellation and Issuance of Stock.  . . . . . . . . . . . .   15
          F.   New Stock  . . . . . . . . . . . . . . . . . . . . . . . . .   15
          G.   Affiliate Resales  . . . . . . . . . . . . . . . . . . . . .   15
          H.   Stock Exchange Listing . . . . . . . . . . . . . . . . . . .   16
          I.    Obligation to Make Distributions. . . . . . . . . . . . . .   16
          J.   Management of the Debtor.  . . . . . . . . . . . . . . . . .   16
               (A)  Board of Directors. . . . . . . . . . . . . . . . . . .   16
               (B)  Officers. . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE  VIII . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

     EXECUTORY CONTRACTS AND UNEXPIRED LEASES . . . . . . . . . . . . . . .   18

          A.   Assumption of Executory Contracts and Unexpired Leases.  . .   18
          B.   Cure of Defaults.  . . . . . . . . . . . . . . . . . . . . .   18
          C.   Claims for Damages.  . . . . . . . . . . . . . . . . . . . .   18
          D.   Survival of Indemnification Obligations  . . . . . . . . . .   19

ARTICLE IX  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

     CRAM DOWN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE X . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

     EFFECTS OF CONFIRMATION: VESTING OF PROPERTY,
     DISCHARGE AND INJUNCTION . . . . . . . . . . . . . . . . . . . . . . .   19

          A.   Vesting of Property. . . . . . . . . . . . . . . . . . . . .   19
          B.   Discharge. . . . . . . . . . . . . . . . . . . . . . . . . .   20
          C.   Injunction.  . . . . . . . . . . . . . . . . . . . . . . . .   20
          D.   Release of Directors,Officers and Imperial . . . . . . . . .   21

ARTICLE XI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

     CONDITIONS PRECEDENT TO EFFECTIVENESS  . . . . . . . . . . . . . . . .   22

     Conditions to Effectiveness. . . . . . . . . . . . . . . . . . . . . .   22
            . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE XIII  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

     GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . .   24

          A.   Objections to Claims and Distribution to Holders
               of Disputed Claims . . . . . . . . . . . . . . . . . . . . .   24
          B.   Modification.  . . . . . . . . . . . . . . . . . . . . . . .   24
          C.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .   24
          D.   Headings.  . . . . . . . . . . . . . . . . . . . . . . . . .   25
          E.   Rights If Plan Not Confirmed.  . . . . . . . . . . . . . . .   25
          F.   Governing Law. . . . . . . . . . . . . . . . . . . . . . . .   25
          G.   Construction.  . . . . . . . . . . . . . . . . . . . . . . .   25
          H.   Time.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
          I.   Waiver of Certain Claims . . . . . . . . . . . . . . . . . .   25
          J.   Waiver of Subordination. . . . . . . . . . . . . . . . . . .   26
          K.   Fractional Shares. . . . . . . . . . . . . . . . . . . . . .   26
          L.   Minimum Distribution . . . . . . . . . . . . . . . . . . . .   26
          M.   Unclaimed Distribution.  . . . . . . . . . . . . . . . . . .   26
          N.   Disbursing Agent . . . . . . . . . . . . . . . . . . . . . .   26
          O.   Committee  . . . . . . . . . . . . . . . . . . . . . . . . .   26
          P.   Retiree Benefits . . . . . . . . . . . . . . . . . . . . . .   27
          Q.   Further Actions  . . . . . . . . . . . . . . . . . . . . . .   27
          R.   Exculpation  . . . . . . . . . . . . . . . . . . . . . . . .   27
          S.   Pension Plan . . . . . . . . . . . . . . . . . . . . . . . .   27

ARTICLE  XIV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

     RETENTION OF JURISDICTION BY THE BANKRUPTCY COURT  . . . . . . . . . .   28

     Science Management Corp., the Debtor herein, and Imperial Capital Worldwide Partners, L.P. ("Imperial") propose the following Plan of Reorganization pursuant to 11 U.S.C. Section 1121(a) and agree to be bound and liable hereunder:

                                    ARTICLE I
                                    ---------

                                   DEFINITIONS
                                   -----------

     For the purpose of this Plan, to the extent not otherwise provided herein, the following terms shall have the meanings herein set forth. Unless otherwise indicated, the singular shall include the plural and capitalized terms shall at all times refer to the terms as defined in this article. Any term used in this Plan that is not defined in this Plan but that is used in the Bankruptcy Code shall have the meaning assigned to it in the Bankruptcy Code. Any term used in this Plan that is not defined herein or in the Bankruptcy Code but is defined in the Bankruptcy Rules shall have the meaning assigned to it in the Bankruptcy Rules. Accounting terms, if any, not otherwise defined in this Plan shall have the meanings assigned to them in accordance with generally accepted accounting principles currently in effect. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Plan as a whole, including all exhibits and schedules, if any, annexed hereto, as the same may be amended or supplemented, and not to any particular article, section or subdivision contained in this Plan.

     1. "Administrative Claim" means a claim for any cost or expense of administration of Debtor's Chapter 11 case to the extent that it is of the kind described in Section 503(b) of the Bankruptcy Code and is entitled to priority under Section 507(a)(1) and (2) of the Bankruptcy Code, including, without limitation: (i) the actual, necessary costs and expenses incurred on and after the Petition Date and up to the Effective Date of preserving the Debtor's estate and of operating the business of the Debtor and (ii) compensation and reimbursement of costs and expenses for professional services to the extent allowed under Section 330 of the Bankruptcy Code or otherwise allowed by the Bankruptcy Court.

     2. "Allowed Claim" means a Claim (a) which is listed on the Debtor's Schedules of Liabilities, as the same may be amended from time to time, and has not been listed as disputed, contingent or unliquidated; or (b) proof of which has been properly filed with the Bankruptcy Court and with respect to which no objection to the allowance thereof has been interposed; or, (c) as to which any objection has been determined or which has been otherwise allowed by a Final Order. An Allowed Claim shall not include interest on the amount of such Claim accruing from and after the Petition Date.

     3. "Allowed [Class Designation] Claim" means an Allowed Claim in the specified Class.

     4. "Assets" means all of the Debtor's right, title and interest in and to property of whatever type or nature including property of the Debtor's Estate as defined in Bankruptcy Code Section 541 and any and all claims, rights or causes of action of the Debtor.

     5. "Bankruptcy Code" means Title 11 of the United States Code, which Congress enacted into positive law by Public Law 95-598, November 5, 1978, 92 Stat. 2549, as the same may be amended from time to time.

     6. "Bankruptcy Court" means the unit of United States District Court for the District of New Jersey having jurisdiction over the Chapter 11 Case.

     7. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as the same shall from time to time be amended, as applicable to the Chapter 11 Case.

     8. "Cause of Action" means all rights, claims, torts, remedies, liabilities, obligations, actions, causes of action, avoiding powers, suits, proceedings, judgments, damages and demands whatsoever in law or in equity, whether known or unknown, contingent or otherwise.

     9. "Chapter 11 Case" means the case under Chapter 11 of the Bankruptcy Code in which Science Management Corp. is the Debtor and Debtor-in-Possession.

     10. "Claim" means any right to payment from the Debtor within the meaning of Section 101(5)(A) and (B) of the Bankruptcy Code, including a claim under
Section 502(h) of the Bankruptcy Code, which has not been settled or compromised.

     11.  "Claimant" means the holder of an Allowed Claim.

     12. "Class" means any group of Claimants or Interest holders as specified in Article III of this Plan.

     13. "Committee" means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.

     14. "Confirmation" means the entry by the Bankruptcy Court of an order confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

     15. "Confirmation Date" means the date on which the Bankruptcy Court enters an order on its docket confirming this Plan in accordance with the provisions of Section 1129 of the Bankruptcy Code.

     16. "Confirmation Order" means the Order of the Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code, and approving the transactions contemplated under this Plan.

     17.  "Creditor" means any Person that holds a Claim.

     18. "Debtor" means Science Management Corp., Debtor-InPossession in case No. 93-34553(SAS) pending in the Bankruptcy Court.

     19. "Deficiency Claim" means an Allowed Claim of a Claimant equal to the amount by which the aggregate Allowed Claim of such Claimant exceeds the Allowed Secured Claims of such Claimant; provided, however, that if a holder of such
                                 -----------------
Allowed Secured Claim or the Class of which such Allowed Secured Claim is a member makes the election provided in Section 1111(b)(2) of the Bankruptcy Code, there shall be no Deficiency Claim in respect of such Allowed Secured Claim.

     20. "Disclosure Statement" means the disclosure statement relating to this Plan distributed in accordance with, inter alia, Sections 1125, 1126 and 1145 of
                                     ----- ----
the Bankruptcy Code and Rule 3018 of the Federal Rules of Bankruptcy Procedure and which was approved by the Bankruptcy Court.

     21. "Disputed Claim" means a Claim against the Debtor to the extent that a proof of Claim has been timely filed or deemed timely filed under applicable law; and, as to which an objection has been or may be timely filed by the Debtor or any other party-in-interest and which objection, if timely filed, has not been withdrawn on or before any date fixed for filing such objections by this Plan or order of the Bankruptcy Court, and has not been denied by a Final Order. Prior to the time that an objection has been or may be timely filed, for the purposes of this Plan, a Claim shall be considered a Disputed Claim to the extent that the amount of the Claim specified in the proof of claim exceeds the amount of the Claim scheduled by the Debtor as other than disputed, contingent or unliquidated.

     22. "Effective Date" means the date on which the Plan shall take effect as provided in Article XI of the Plan.

     23. "Estate" means the Debtor's estate created by Section 541 of the Bankruptcy Code.

     24. "Executory Contract" means any executory contract or unexpired lease, subject to Section 365 of the Bankruptcy Code, between the Debtor and any other Person as of the Petition Date.

     25. "Final Order" means an order or judgment of the Bankruptcy Court which has not been stayed and as to which Order (or any revision, modification or amendment thereof) the time to appeal or seek certiorari review or rehearing has
                                              ----------
expired and as to which no appeal or petition for certiorari review or rehearing
                                                  ----------
is pending.

     26.  "Gant" means Donald Gant, an individual.

     27. "Gant Loan Agreement" means that certain Loan Agreement dated June 29, 1992 between the Debtor, SMC International and Gant.

     28.  "Gant Secured Claim" means the Allowed Secured Claim of Gant.

     29.  "General Unsecured Creditor" means the holder of an Unsecured Claim.

     30. "Imperial" means Imperial Capital Worldwide Partners, L.P., a Delaware limited partnership.

     31. "Imperial Call Option" means the call option described in Article IV(A)(iii) of this Plan.

     32.  "Imperial Claim" means the entire Claim of Imperial.

     33.  "Imperial Entities" means, collectively, Imperial and Imperial
Funding.

     34. "Imperial Funding" means Imperial Capital Funding Corp., a Delaware corporation.

     35. "Imperial Litigation" means the litigation pending in the United States Bankruptcy Court for the District of New Jersey under case number 95-3193 entitled Science Management Corp. v. Imperial Capital Funding Corp. and Imperial
         -----------------------------------------------------------------------
Capital Worldwide Partners, L.P., including the appeal taken by the Imperial
- --------------------------------
Entities from an order preliminarily enjoining the Imperial Entities from foreclosing on their collateral, together with the two appeals taken by the Imperial Entities from an order of the Bankruptcy Court denying Imperial's motion (i) for authorization to foreclose on its collateral and (ii) to direct the Debtor to turnover its collateral.

     36. "Insured Claim" means any Claim against the Debtor that the Debtor asserts is payable, in whole or in part, by an insurance policy or policies issued on behalf of the Debtor.

     37. "Letter Agreement" means the Letter Agreement dated December 20, 1994, between the Debtor and Imperial which was approved by an order of the Bankruptcy Court dated January 5, 1995.

     38. "New Common Stock" means the shares of common stock to be issued by Reorganized SMC pursuant to Article IV of this Plan. Between 1.8 million and
2.2 million shares of New Common Stock will be issued.

     39. "Old Common Stock" means the issued and outstanding shares of common stock of the Debtor as of the Petition Date.

     40. "Old Equity Interest" means any equity interest in the Debtor represented by any equity security including but not limited to, the Old Common Stock and any warrants or options.

     41. "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization, governmental unit or other entity.

     42. "Petition Date" or "Filing Date" means July 28, 1993, the date on which the Debtor filed its voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

     43. "Plan" means this Second Amended Plan of Reorganization (including all exhibits and all documents referred to herein and therein) as modified or amended from time to time as and to the extent permitted herein or by the Bankruptcy Court.

     44. "Preferred Stock" means Preferred Stock, as defined and set forth in the Settlement Agreement, to be issued to Imperial on the Effective Date pursuant to, and in accordance with the terms contained in, Article IV(A) of this Plan.

     45. "Priority Claim" means any Claim, other than an Administrative Claim or a Tax Claim, to the extent entitled to priority in payment under Section 507(a) of the Bankruptcy Code.

     46. "Pro Rata" means, with respect to an amount of cash or other property to be paid or distributed to the holder of an Allowed Claim on a particular date, in accordance with the ratio, as of such date, of the dollar amount of the Allowed Claim in the indicated class to the aggregate dollar amount of all Allowed Claims in the indicated class (including, in each such calculation, the full amount of disputed claims in the indicated class which have not yet been allowed or otherwise determined).

     47. "Released Claims" means any and all claims, demands, debts, actions, causes of action, suits, covenants, contracts, agreements, obligations, promises, accounts, damages, costs, expenses, offsets, liabilities, defenses, counterclaims, cross-claims, third-party claims, losses, contribution, subrogations (contractual or equitable), duties and obligations of any kind and character whatsoever, known or unknown, suspected or unsuspected, whether sounding in tort, fraud, contract or otherwise, at law or in equity, fixed or contingent, direct or indirect, asserted or unasserted, liquidated or unliquidated, choate or inchoate, disclosed or undisclosed, matured or unmatured, by reason of any matter, cause or thing whatsoever including without limitation, claims arising under fraudulent conveyance or other laws relating to creditors rights generally, claims with respect to federal or state securities laws, and claims related to fiduciary obligations held by or against the Debtor, its officers, directors, agents, representatives, professional representatives, successors or assigns or the Imperial Entities, their officers, directors, agents, representatives, professional representatives, successors or assigns as a result of or in connection with their involvement in this Chapter 11 Case.

     48.  "Reorganized SMC" means the Debtor on and after the Effective Date.

     49. "Settlement Agreement" means the agreement between the Debtor and Imperial memorialized in a letter dated June 30, 1995.

     50.  "SMC" means Science Management Corp., a Delaware corporation.

     51. "SMC Domestic Subsidiaries" means, collectively, SMC Environmental Services Group, Inc., SMC McEver, Inc., SMC Business Information Systems, Inc., SMC Management Services Group Inc., SMC Real Time Systems Inc., SMC Hendrick, Inc., SMC Personnel Support, Inc., SMC Engineering, Inc., Science Management Corporation (New Jersey) and Handy Associates International.

     52. "SMC Foreign Subsidiaries" means, collectively, Science Management International, GmbH, Science Management International, S.A. (Belgium), Science Management International, S.A. (FR), SMC International, S.L., SMC Inter AG, Science Management Corporation International B.V., and Science Management Corporation U.K. Limited.

     53. "SMC International" means SMC International Holdings, Inc., a Delaware corporation, a wholly-owned subsidiary of the Debtor.

     54. "SMC Subsidiaries" means the SMC Domestic Subsidiaries, the SMC Foreign Subsidiaries and SMC International, collectively.

     55. "Secured Claim" shall mean that portion of a Claim equal to the value of the interest in the property of the Debtor collateralizing such Claim, as filed, or as determined by the Bankruptcy Court pursuant to Sec.506(a) of the Bankruptcy Code.

     56. "Somerset" means Somerset-Kensington Capital Corp., a New Jersey corporation.

     57. "Substantial Consummation" shall have the meaning set forth in Sec.1101(2) of the Bankruptcy Code.

     58. "Tax Claim" means any Claim entitled to priority under Section 507(a)(7) of the Bankruptcy Code.

     59. "Unsecured Claim" means a Claim which is not a Priority Claim, a Secured Claim, a Tax Claim or an Administrative Claim.

                                   ARTICLE II
                                   ----------

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS
                  ---------------------------------------------

     For purposes of this Plan, those Persons holding Claims against, or Interests in, the Debtor are grouped as follows in accordance with Section 1122(a) of the Bankruptcy Code, provided, however, in accordance with Section 1123(a)(1) of the Bankruptcy code, Administrative Claims and Tax Claims have not been classified.

     (a)  Class 1 consists of the Allowed Imperial Claim;

     (b)  Class 2 consists of the Allowed Gant Claim;

     (c)  Class 3 consists of Allowed Unsecured Claims;

     (d)  Class 4 consists of Old Common Stock.

                                   ARTICLE III
                                   -----------

                    PROVISION FOR PAYMENT OF ADMINISTRATIVE,
                    -----------------------------------------
                             TAX AND PRIORITY CLAIMS
                             -----------------------

     A.   Administrative Claims.

     1.   Payment Period.  Each holder of an Allowed Administrative Claim shall
          --------------
receive in full satisfaction of such Allowed Claim, cash equal to the amount of the Allowed Claim, on the later of (i) the Effective Date and (ii) the date that is ten (10) days after the date on which such Claim becomes an Allowed Claim, unless such Holders shall have agreed to different treatment of such Claims; provided, however, that administrative claims that comprise in whole or in part fees and expenses for or relating to professional services performed on behalf of the Debtor or Committee prior to the Effective Date shall be paid in accordance with Par.3 below, provided, however, Reorganized SMC's obligation to pay such fees and expenses shall be limited to $966,000.00. Any professional fees and expenses outstanding after the Effective Date shall be secured by a first priority lien against the assets of both Reorganized SMC and the SMC Domestic Subsidiaries, with the 22 exception of the stock of SMC International. In addition, Administrative Claims representing obligations incurred in the ordinary course of business by the Debtor after the Petition Date shall be assumed by Reorganized SMC and shall be paid or performed in accordance with the terms and conditions of the particular transactions and the agreements relating thereto without interest.

     2.   Applications for Professional Fees.  All applications for professional
          ----------------------------------
fees for services rendered in connection with the Chapter 11 Case prior to the Effective Date shall be filed with the Bankruptcy Court within forty-five (45) days after the Effective Date.

     3.   Payment of Professional Fees.  Allowed fees and expenses for or
          ----------------------------
relating to professional services performed prior to the Effective Date on behalf of the Debtor or Committee shall be paid as follows:

          (i) On or within ten days of the Effective Date, one-half of all such fees and expenses which have been allowed as of the Effective Date shall be paid in cash provided, however, the aggregate distribution shall not exceed $466,000.00. All professionals shall be paid on a pro-rata basis to the extent their allowed fees and expenses exceed the amount of funds available for distribution;

          (ii) With respect to any applications for professional fees submitted subsequent to the Effective Date, in accordance with Par.2 above, one-half of such amounts as may be approved by the Bankruptcy Court shall be paid within ten days after the order granting such approval is served upon Reorganized SMC provided, however, the distributions made pursuant to Article III(A)(3)(i) &
(ii) shall not exceed $466,000.00. All professionals shall be paid on a pro-rata basis to the extent their allowed fees and expenses exceed the amount of funds available for distribution;

          (iii) The balance of such fees and expenses shall be paid on the first anniversary of the Effective Date subject to the limitation on fees and expenses set forth in Article III(A)(1) above and shall be secured by the lien described in Article III (A)(1). All professionals shall be paid on a pro-rata basis to the extent their allowed fees and expenses exceed the amount of funds available for distribution.

     B.    Tax Claims.

     At the sole discretion of Reorganized SMC, holders of Allowed Tax Claims, if any, shall be paid: (a) in cash equal to the amount of such Allowed Claim, on the Effective Date or upon such other terms as may be agreed to between the Debtor and any Holder of an Allowed Tax claim; or (b) in the manner permitted by
Section 1129(a)(9)(C) of the Bankruptcy Code, and, in such event, interest shall be paid on the unpaid portion of such Allowed Tax Claim at a rate to be agreed to by the Debtor and the appropriate governmental unit or, if they are unable to agree, to be determined by the Bankruptcy Court, or (c) on such other terms as may be agreed upon by Reorganized SMC and such holder.

     C.   Priority Claims.

     Each holder of a Priority Claim shall receive l00% of such Claim in cash on the later of (i) 15 days after the Effective Date (ii) ten days after such Claim becomes an Allowed Priority Claim, or (iii) upon such other terms and conditions agreed to by the Debtor and the holder of an Allowed Priority Claim.

                                   ARTICLE IV
                                   ----------

                          PROVISIONS FOR TREATMENT OF
                          ----------------------------
                         CLASSES OF CLAIMS AND INTERESTS
                         -------------------------------

       The treatment of and the consideration received by holders of Allowed Claims or Allowed Interests pursuant to this Article IV of the Plan shall be in full satisfaction, release and discharge of their respective Claims against or Interests in the Debtor. For purposes of this Plan, those Persons holding Claims against, or Interests in, the Debtor are grouped as follows in accordance with Section 1122(a) of the Bankruptcy Code:

     A.   Class 1:   Class 1 consists of the Imperial Claim.  (i)  On the
          --------
Effective Date, Imperial shall provide to Reorganized SMC $463,000.00 for the purpose of funding the Plan. Imperial shall have no obligation to provide any funds to the Debtor or Reorganized SMC before the Effective Date or for any purpose other than funding the Plan and shall not in any circumstances be required to remit to the Debtor or Reorganized SMC any amount in excess of $463,000.00 or be found to have any other obligation, express or implied, to the Debtor hereunder. SMC shall give Imperial thirty (30) days written notice of the Effective Date. SMC further agrees that it shall use its best efforts to give Imperial sixty (60) days written notice of the Effective Date.

          (ii) On the Effective Date, simultaneous with the payment of the funds described in Article IV(A)(i) above, in full and complete satisfaction of the Imperial Claim, Reorganized SMC shall issue and Imperial shall receive (A) shares of New Common Stock of Reorganized SMC in such an amount that results in Imperial owning 55.5% of the New Common Stock of Reorganized SMC and (B) $1.75 million of Reorganized SMC non-convertible, non-dividend bearing preferred stock with limited redeemability as described below (the "Preferred Stock"). All Preferred Stock as a class shall have a vote equal to .01% of the total outstanding New Common Stock of Reorganized SMC. Imperial will assign to Charles Gordon Holladay, from the 55.5% of New Common Stock issued to it, an amount equal to two percent (2%) of the New Common Stock of Reorganized SMC. Reorganized SMC may redeem the Preferred Stock on or before the third anniversary of the Effective Date of the Plan, only if four of the five then appointed directors of Reorganized SMC approve of such redemption provided, that after the third anniversary of the Effective Date or, in the event Reorganized SMC cannot meet its mature and maturing obligations with the honest use of credit on or before the third anniversary of the Effective Date, there shall be no restriction on redemption of the Preferred Stock except as provided by applicable law.

          (iii) On the Effective Date, Imperial shall be issued a call option for 17.5% of the New Common Stock of Reorganized SMC which 17.5% shall be taken, pro-rata, from the New Common Stock to be issued to all Persons other than Imperial pursuant to this Plan which option shall be exercisable at the sole discretion of Imperial, in whole, in part or in increments, at any time(s) within eighteen (18) months of the Effective Date for an aggregate cost to Imperial of no more than $750,000.00 in cash. In the event the Imperial Call Option is exercised in part, from time to time during the eighteen (18) month call period, it shall be exercised on a pro-rata basis among all the New Common Stock subject to the Imperial Call Option and the exercise price would be pro-rated in accordance with the ratio of the maximum exercise price of $750,000.00 to the total number of shares of New Common Stock subject to the Imperial Call Option.

          (iv) In the event the class of unsecured creditors (Class 3) rejects the Plan, all Old Equity Interests in SMC shall be deemed cancelled and void and the New Common Stock of Reorganized SMC which would have been distributed to holders of Old Common Stock shall be distributed to Imperial in addition to the 55.5% of New Common Stock that Imperial will receive pursuant to Article IV(A)(i) of this Plan. Imperial will, in turn, within thirty (30) days after the Effective Date, distribute to holders of Old Common Stock, in accordance with a schedule to be provided by the Debtor or Reorganized SMC, on a pro-rata basis, an amount of New Common Stock of Reorganized SMC which shall represent 7.5% of the issued and outstanding New Common Stock of Reorganized SMC, a portion of which equal to 2.82% of the New Common Stock shall be held in escrow and subject to the Imperial Call Option. Class 1 is impaired.

     B.   Class 2: Class 2 consists of the Allowed Gant Secured Claim.  In
          --------
satisfaction of the Allowed Gant Secured Claim, Reorganized SMC shall sell the stock of SMC International, which stock constitutes all the collateral owned by the Debtor which secures the Allowed Gant Secured Claim. The sale will be a public auction sale and shall take place at a hearing (the "Sale Hearing") to be conducted before the Honorable Stephen A. Stripp, United States Bankruptcy Judge, at the United States Bankruptcy Court for the District of New Jersey, 402 East State Street, Trenton, New Jersey on the same day as the hearing on confirmation of the Plan, provided, however, the Sale Hearing shall take place only in the event that the Bankruptcy Court confirms the Plan. In the event the hearing on confirmation is adjourned, the Sale Hearing shall be adjourned to the same date and time as the adjourned hearing on confirmation.

     All bids, together with evidence of financial ability to perform, must be presented at the Sale Hearing. In addition, at the Sale Hearing, each bidder must indicate as part of its bid whether it includes the use of the Marks Etc. (as referenced and defined in Section 4.2 of the Stock Purchase Agreement annexed to the Disclosure Statement as Exhibit N) and, if so, the length of the Use Period (as referenced and defined in Section 4.2 of the Stock Purchase Agreement). The Use Period, if any, shall be either three (3) or six (6) months. The payments to be made in consideration of the Use Period, if any, shall be governed by Section 4.2 of the Stock Purchase Agreement.

     The sale shall be free and clear of all liens, with Gant's lien to attach to the proceeds of such sale, with such proceeds to be paid to Gant upon receipt up to the amount of Gant's claim which shall be fixed and allowed for purposes of this Plan for $2,450,000.00. Gant shall have the right to credit bid at the sale pursuant to Sec.363(k) of the Bankruptcy Code. Any funds generated by the sale in excess of the Allowed Gant Secured Claim shall be retained by
Reorganized SMC.   To the extent that the amount of Gant's  Allowed Secured
Claim exceeds the sales price, Gant will be deemed to have waived any right he may have to assert a Deficiency Claim against (i) the Debtor, (ii) Reorganized SMC, and in the event Gant is not the successful bidder, (iii) SMC International, the co-obligor of the debt owed to Gant. The Debtor reserves the right to submit a bid or participate in a joint bid with other parties, provided, however, that Imperial must consent to any bid made by the Debtor on its own behalf or in conjunction with other parties.

     ALL OF THE TERMS AND CONDITIONS OF THE SALE ARE SET FORTH IN THE STOCK PURCHASE AGREEMENT WHICH IS ANNEXED TO THE DISCLOSURE STATEMENT AS EXHIBIT N AND INCORPORATED IN ITS ENTIRETY HEREIN.

   The successful bidder (except Gant) must pay to the Debtor, in immediately available funds, including cash or certified check, a non-refundable deposit equal to 20% of the purchase price prior to the conclusion of the Sale Hearing. The balance of the purchase price shall be paid at the closing of the sale which shall take place within 15 days of the entry of an order by the Bankruptcy Court approving the sale. The successful bidder and the Debtor shall execute a stock purchase agreement substantially in the form as that annexed to the Disclosure Statement as Exhibit N prior to the conclusion of the Sale Hearing. The Class 2 Claim is impaired.

     C.   Class 3:  Class 3 consists of Allowed Unsecured Claims.  On the
          --------
Effective Date, or as soon thereafter as is practicable, but in no event later than thirty (30) days after the Effective Date, twenty per cent (20%) of the New Common Stock shall be issued on a pro rata basis to holders of Allowed Unsecured Claims , provided, however, a portion of the New Common Stock to be issued hereunder equal to 7.53% of all New Common Stock shall be held in escrow for the benefit of holders of Allowed Unsecured Claims and shall be subject to the Imperial Call Option. The New Common Stock subject to the Imperial Call Option shall be held in escrow for the benefit of the holders of Allowed Unsecured Claims in accordance with a certain Escrow Agreement to be entered into as of the Effective Date by and among Reorganized SMC, Imperial, and the attorney for the Committee, or such other person as agreed to by Imperial, the Debtor and the Committee and approved by the Bankruptcy Court, acting as escrow agent, including terms and provisions providing that the New Common Stock subject to the Imperial Call Option will be subject to and shall be released from escrow and delivered to Imperial in the event of the exercise of the Imperial Call Option and that as monies are received from Imperial same shall be distributed on a pro-rata basis to holders of Class 3 Allowed Unsecured Claims.

     In addition, cash equal to the lesser of two and one-half per cent (2.5%) of all Allowed Unsecured Claims or $190,000.00 (the "Deferred Payments") shall be distributed on a pro-rata basis to holders of Allowed Unsecured Claims on each of the first, second and third anniversary dates of the Effective Date of the Plan. The Deferred Payments shall be secured by a lien subordinate to (i) the lien to be issued to secure the allowed professional fees and expenses due to be paid on the first anniversary of the Effective Date and (ii) any lien issued in support of working capital financing which may be subsequently obtained by Reorganized SMC and/or the SMC Subsidiaries.

     The Committee shall be entitled to designate one individual to be a non-voting observer on Reorganized SMC's Board of Directors until such time as all of the Deferred Payments have been made. The observer shall receive $500 per half day and $1,000.00 per day to attend board of directors meetings and Reorganized SMC shall reimburse the observer for reasonable and necessary expenses incurred in connection with the attendance at Board meetings, but in no event shall such reimbursement exceed $250.00 per meeting. Reorganized SMC shall not be liable to the observer for any costs, expenses or compensation other than those set forth in this Article IV(C). In the event that directors and officers liability insurance can be obtained and the observer can be included in the coverage thereunder at no additional cost to the Debtor, the observer will be included on Reorganized SMC's directors and officers liability insurance policy. The Class 3 Claims are impaired.

     D.   Class 4:  Class 4 consists of holders of Old Common Stock.  In the
          --------
event holders of Class 3 claims accept the Plan, in
full satisfaction, release and discharge of their interests, on the Effective Date, or as soon thereafter as is practicable, but in no event later than thirty
(30) days after the Effective Date, holders of Old Common Stock shall receive on a pro rata basis, an amount of New Common Stock of Reorganized SMC which shall represent 7.5% of the issued and outstanding New Common Stock of Reorganized SMC, provided, however, that a portion of the New Common Stock issued to members of Class 4 equal to 2.82% of all New Common Stock shall be held in escrow and shall be subject to the Imperial Call Option, and that as monies are received from Imperial the same shall be distributed to holders of Old Common Stock on a
pro-rata basis.     In the event holders of Class 3 reject the Plan, all Old
Equity Interests in the Debtor shall be deemed cancelled and void and the New Common Stock of Reorganized SMC which would have been distributed to holders of Old Common Stock shall be distributed to Imperial in addition to the 55.5% of New Common Stock that Imperial will receive pursuant to Article IV(C)(i) of this Plan. Imperial will, in turn, within thirty (30) days of the Effective Date, distribute to holders of Old Common Stock in accordance with a schedule to be provided by the Debtor or Reorganized SMC, on a pro-rata basis, an amount of New Common Stock of Reorganized SMC which shall represent 7.5% of the issued and outstanding New Common Stock of Reorganized SMC, provided, however, a portion of the New Common Stock issued hereto equal to 2.82% of all New Common Stock shall be held in escrow and shall be subject to the Imperial Call Option. The holders of Class 4 Old Common Stock are impaired.

                                    ARTICLE V
                                    ---------

                               STOCK OPTION PLANS
                               ------------------

     All stock option plans will be terminated on the Effective Date. Reorganized SMC anticipates adopting one or more stock option plans, provided, however, the creation and terms of such stock option plan or plans shall be at the sole discretion of the Board of Directors of Reorganized SMC and shall be subject to the approval of the shareholders of Reorganized SMC.

                                   ARTICLE VI
                                   ----------

                                 SALE OF ASSETS
                                 --------------

     (i) The sale, lease, exchange or other disposition of all or substantially all of the assets of Reorganized SMC must be approved by a vote of 80% of the holders of Reorganized SMC's common stock voting at a duly convened meeting of shareholders, provided, however, that this provision shall be of no force or
              --------  -------
effect on or after the third anniversary of the Effective Date.

     (ii) A vote of 4 of the 5 directors serving on the Board of Directors of Reorganized SMC shall be required for any sale of more than 20% of any entity comprising more than 25% of the total value of the assets of Reorganized SMC at a fair market value provided, however, that this provision shall cease to be of any force or effect on or after the third anniversary of the Effective Date. The fair market value shall be determined through binding arbitration. Either the Reorganized SMC or Imperial may institute arbitration under this section by sending a Notice of Arbitration to the other, identifying its selection as an arbitrator (the "Arbitrating Party"). Within five (5) business days of receipt of such notice, the other party hereto shall send to the Arbitrating Party a notice setting forth its selection of an arbitrator. In the event arbitration proceedings are commenced, James A. Skidmore, Jr. shall be authorized to select the arbitrator on behalf of the Reorganized SMC. The two selected arbitrators shall select a third arbitrator within five (5) business days. The arbitration shall occur within five (5) business days of the selection of the third arbitrator. The parties further agree that they will seek arbitration prior to seeking judicial intervention in any dispute governed by this provision.

     (iii) Notwithstanding the foregoing, in the event Reorganized SMC cannot meet its mature and maturing obligations with the honest use of credit, a simple majority of all shareholders voting at a duly convened meeting of shareholders may elect to liquidate, lease, exchange, sell or otherwise dispose of any, all or substantially all of the assets of Reorganized SMC, its subsidiaries, or any portion thereof.

                                   ARTICLE VII
                                   -----------

                      MEANS FOR IMPLEMENTATION OF THE PLAN
                      ------------------------------------

     A.   Satisfaction of Obligations.  On the Effective Date, Imperial shall
          ---------------------------
provide the funds as set forth in Article IV(A)(i) of this Plan. Reorganized SMC shall fund all other obligations under this Plan from available cash of the Reorganized Debtor and/or any of its subsidiaries.

     B.   Continued Corporate Existence.  Except as provided in the Plan, the
          -----------------------------
Debtor shall continue to exist after the Effective Date of the Plan in accordance with the law applicable in the jurisdiction in which it was incorporated and pursuant to the certificate of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws are amended as required by the Plan or as otherwise permitted by applicable law. Copies of the amended certificate of incorporation and by-laws are annexed to the Disclosure Statement as Exhibits E and F.

     C.   Revesting of Assets.  The property of the estate of the Debtor shall
          -------------------
revest in Reorganized SMC on the Effective Date. Except as may otherwise be set forth in this Plan, Reorganized SMC may operate its business, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code. As of the Effective Date, all property of the Debtor shall be free and clear of all Claims and Equity Interests of Creditors and holders of Equity Interests, except as provided herein.

     D.   Corporate Action.  On or prior to the Effective Date, the Debtor shall
          ----------------
amend its Certificate of Incorporation and By-Laws to satisfy the provisions of this Plan and Bankruptcy Code Section 1123(a)(6); provided, however, Reorganized SMC reserves the right to amend further its Certificate of Incorporation and By-Laws as permitted by applicable state law on or after the Effective Date. On the Effective Date or as soon thereafter as is practicable, Reorganized SMC shall file with the Secretary of State of the State of Delaware in accordance with sections 103 and 303 of the Delaware General Corporation Law its Certificate of Incorporation as amended. On the Effective Date, the election of directors and officers pursuant to Section J hereof, and the other matters provided under the Plan involving the corporate structure of the Debtor or Reorganized SMC, or corporate action by the Debtor or Reorganized SMC, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to Section 303 of the Delaware General Corporation Law without any requirement of further action by the stockholders or directors of the Debtor or Reorganized SMC.

     E.   Cancellation and Issuance of Stock.  On the Effective Date, or as soon
          ----------------------------------
thereafter as is practicable, the following transactions shall occur in the following order:

          (1) The cancellation, annulment and extinguishment of all existing Old Common Stock and Old Equity Interests, and

          (2) The issuance, distribution and transfer by Reorganized SMC of the New Common Stock and Preferred Stock in accordance with the terms of the Plan.

     F.   New Stock.  All stock distributed pursuant to the Plan,  shall be New
          ---------
Common Stock or Preferred Stock. Upon issuance of the shares of New Common Stock and Preferred Stock, all such shares will be deemed fully paid and non-
assessable.   All shares of Preferred Stock shall have in the aggregate a vote equal to .01% of the vote of all New Common Stock. All authorized and issued shares of New Common Stock shall have one vote per share. The New Common Stock shall have a par value of $.10 per share. The Preferred Stock shall be redeemable for $1.75 million with such amount being distributed equally among each share of Preferred Stock subject to Article IV(A)(ii) of this Plan.

     G.   Affiliate Resales.  The issuance of New Common Stock and Preferred
          -----------------
Stock pursuant to this Plan shall be exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 1145(a)(1) of the Bankruptcy Code. Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act may be available to any Person deemed to be an "affiliate" under the Securities Act for purposes of permitting resales of New Common Stock and Preferred Stock by any such Person. See Paragraph "G" of "Means For Implementation of Plan" contained
              ---
in the Disclosure Statement for a more detailed description of the applicability of Sec.1145.

     H.   Stock Exchange Listing.  Reorganized SMC shall use its reasonable
          ----------------------
efforts to cause the New Common Stock to be accepted for listing on the American Stock Exchange or such other stock exchange as Reorganized SMC may deem desirable.

     I.    Obligation to Make Distributions.  The obligation to make the
           --------------------------------
distributions required under the Plan shall be assumed by Reorganized SMC which shall have the obligation to make all distributions of notes, stock, and cash to be issued by Reorganized SMC under the Plan.

     J.   Management of the Debtor.
          ------------------------

          (A) Board of Directors. On the Effective Date, the Board of Directors of Reorganized SMC shall have control over the management and operation of Reorganized SMC and, through control of each of its Subsidiaries' respective Boards of Directors, each of its Subsidiaries. The Board of Directors of Reorganized SMC will consist of five directors each of whom shall be appointed for an initial term of 3 years; Imperial shall designate three members of the Board of Directors. James A. Skidmore, Jr. shall be the Chairman of the Board of Directors and shall designate one other individual to serve on the Board. The names of the initial directors will be identified at least five days prior to the date of the Confirmation Hearing and will be set forth in the amended and restated certificate of incorporation. All such directors shall be deemed elected pursuant to the Confirmation Order. After the initial 3-year term, the Board of Directors will be chosen by Reorganized SMC's shareholders pursuant to the certificate of incorporation and by-laws of the Reorganized SMC. Those directors not continuing in office upon the Effective Date shall be deemed removed therefrom pursuant to the Confirmation Order. The Board of Directors shall be authorized, acting by majority vote of the directors then in office, to fill vacancies on the Board of Directors. The Committee shall be authorized to designate one individual to be a non-voting observer authorized to attend all Board of Directors meetings until such time as all Deferred Payments are made.

          (B) Officers. Upon the Effective Date, the officers of Reorganized SMC shall be as follows:

          President and
          Chief Executive Officer            James A. Skidmore, Jr.

          Executive Vice President           Frank S. Rathgeber

          Vice President -
          Chief Financial Officer            Dennis M. Casey

          Vice President - Administration
          & Secretary                        Marion G. Hilferty

The tenure and manner of selection of the officers of Reorganized SMC shall be as provided in the amended Certificate of incorporation and amended by-laws of Reorganized SMC. On the Effective Date, Reorganized SMC and James A. Skidmore, Jr. shall enter into a three-year employment agreement, dated and effective as of the Effective Date, which shall be substantially in the form annexed to the Disclosure Statement as Exhibit G, and shall provide for, among other things, a base annual salary of not less than $200,000.00.

     In addition, on the Effective Date, Reorganized SMC shall enter into three-year employment agreements with Frank Rathgeber, Dennis Casey and Marion Hilferty pursuant to which they will receive annual base salaries of not less than $124,875.00, $84,000.00 and $74,225.00, respectively. The employment agreements shall provide for termination with or without cause (with the exception of the Rathgeber agreement which can only be terminated for cause), provided, however, upon termination without cause each of these individuals shall be entitled to continue to receive their salaries for a period of six months after notice of termination is provided. In addition, in the event of her termination without cause prior to the expiration of three years, Marion Hilferty shall receive an additional sum of $5,000.00 per year (or such proportional share thereof) for each year left on her employment contract. Attached collectively to the Disclosure Statement as Exhibit H are copies of the employment agreements that will be entered into with Rathgeber, Casey and Hilferty.

     In addition, on the Effective Date, Reorganized SMC shall issue the following amount of New Common Stock of Reorganized SMC to the following individuals in consideration, among other things, for their continued employment with Reorganized SMC.

          James A. Skidmore, Jr.             12%
          Frank A. Rathgeber                  2%
          Marion G. Hilferty                  1%
          Samuel L. Gipson                    1%
          Dennis M. Casey                     .5%
          Neal F. Basile                      .25%
          Peter A. Lanigan                    .125%
          William Ponticello                  .125%

     A portion of the New Common Stock to be issued to the above-named individuals equal to 6.40% of all New Common Stock shall be held in escrow and subject to the Imperial Call Option described in Article IV(A)(iii) of this Plan.

                                  ARTICLE  VIII
                                  -------------

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES
                    ----------------------------------------

     A.   Assumption of Executory Contracts and Unexpired Leases.

     Unless previously assumed pursuant to an order of the Bankruptcy Court, on the Effective Date, Reorganized SMC shall assume, pursuant to Sections 365 and 1123(b)(2) of the Code, the Executory Contracts and Unexpired Leases listed in Exhibit J to the Disclosure Statement. Unless previously rejected or assumed, all executory contracts and unexpired leases shall be deemed rejected pursuant to U.S.C. Sec.365(a) on the Effective Date, provided, however, the executory contracts shown on Exhibit K to the Disclosure Statement shall be deemed rejected pursuant to 11 U.S.C. Sec.365(a) as of the closing of the sale of the stock of SMC International.

     B. Cure of Defaults. As to any Executory Contracts assumed pursuant to this Article VIII, Reorganized SMC shall, pursuant to the provisions of Section 1123(a)(5)(G) of the Bankruptcy Code, cure all defaults existing under and pursuant to such Executory Contract by paying the amount, if any, claimed by any party to such Executory Contract in a proof of Claim, which proof of Claim shall be filed with the Court and served upon the Debtor within thirty (30) days of such assumption. Payment of an amount claimed in such a proof of claim shall be in full satisfaction, discharge and cure of all such defaults (including any other Claims filed by any such party as a result of such defaults); provided, however, that if any Person or the Debtor files, within thirty (30) days of the filing of such proof of claim, an objection in writing to the amount set forth, the Bankruptcy Court shall determine the amount actually due and owing in respect of the defaults or shall approve the settlement of any Claims. Payment of such Claims shall be made on the later of (i) ten (10) business days after the expiration of the thirty (30) day period for filing an objection in respect of any proof of Claim filed pursuant to this paragraph B or (ii) ten (10) business days after an order of the Bankruptcy Court allowing such Claim or any portion thereof becomes a Final Order.

     C. Claims for Damages. Each Person who was a party to an Executory Contract which is rejected pursuant to this Article VIII shall be entitled to file, not later than thirty (30) days after such rejection, a proof of claim for damages alleged to have arisen from the rejection of the Executory Contract to which such Person is a party. Objections to each proof of claim shall be filed not later than thirty (30) days after such proof of claim is filed. In the event that an objection is filed, the Bankruptcy Court shall determine the amount due and owing in respect of the objection. Payment of such Claims shall be made on the later of (i) ten (10) business days after the expiration of the thirty (30) day period for filing an objection in respect of any proof of claim filed pursuant to this paragraph B or (ii) ten (10) business days after the Claim has been Allowed by a Final Order.

     D. Survival of Indemnification Obligations. The obligations of the Debtor to indemnify its respective directors, officers, agents, employees, representatives and others who were serving in such capacities as of the Effective Date or had served in such capacities prior to the Effective Date, pursuant to various indemnification agreements, the charters and by-laws of the Debtor, insurance policies, applicable law or otherwise, (a) shall not be discharged or impaired by Confirmation of the Plan, (b) shall survive unaffected by the reorganization contemplated by the Plan, and (c) shall be performed and honored by Reorganized SMC to the fullest extent permitted by such charters, by-laws, insurance policies, agreements and applicable laws as of the Effective Date regardless of such Confirmation. Reorganized SMC hereby assumes on the Effective Date, but retroactive to the Confirmation Date, pursuant to the provisions of Bankruptcy Code Section 1123(b)(2), all such indemnification agreements, by-laws and insurance policies, to the extent any such indemnification agreements, bylaws or insurance policies are deemed Executory Contracts.

                                   ARTICLE IX
                                   ----------

                                    CRAM DOWN
                                    ---------

     The Debtor hereby requests that, if all the applicable requirements for Confirmation are met as set forth in Sec.Sec.1129(a)(1) through (13) of the Bankruptcy Code, except subsection (8) thereof, the Bankruptcy Court confirm this Plan pursuant to Sec.1129(b) of the Bankruptcy Code, on the basis that this Plan does not discriminate unfairly, and is fair and equitable with respect to all Classes, including any impaired dissenting Class, whether of Claims or Interests.

                                    ARTICLE X
                                    ---------

                  EFFECTS OF CONFIRMATION: VESTING OF PROPERTY,
                  ---------------------------------------------
                            DISCHARGE AND INJUNCTION
                            ------------------------

     A.   Vesting of Property.  Except as otherwise provided herein or in the
          -------------------
Confirmation Order, upon the Effective Date, (a) all Assets of SMC shall vest in Reorganized SMC, and subsequently shall be retained by Reorganized SMC subject to the provisions hereof and of the Confirmation Order. After the Effective Date, all Assets retained by Reorganized SMC pursuant hereto shall be free and clear of all Claims and Interests of all Holders, except the obligation to perform according to this Plan, the Confirmation Order and any liens granted pursuant to this Plan. Except as otherwise provided herein or in the Confirmation Order, upon the Effective Date and thereafter, Reorganized SMC may operate their respective businesses free of any restrictions imposed by the Bankruptcy Code and in accordance with applicable law and pursuant to its amended Articles or Certificate of Incorporation.

     B.   Discharge.  Except as otherwise provided herein or in the Confirmation
          ---------
Order, Confirmation shall (a) operate as a discharge, pursuant to Sec.Sec. 524 and 1141(d)(1) of the Bankruptcy Code effective as of the Effective Date, of any and all debts, as such term is defined in Sec.101(12) of the Bankruptcy Code, or Claims against the Debtor that arose at any time before the Confirmation Date, including, but not limited to, all Claims asserted and/or pursued by or on behalf of holders of Interests, and all principal and interest, whether accrued before, on or after the Petition Date; (b) terminate all Equity Interests; and (c) except as provided in Sec.Sec.1141(d)(2) and (3) of the Bankruptcy Code bind the provisions hereof upon the Debtor, all holders of Claims and Equity Interests, and their respective legal representatives, successors and assigns, whether or not the Claim or Interest of any such holder is impaired hereunder, and whether or not such holder has accepted this Plan.
On the Effective Date, as to every discharged debt and Claim, the Creditor that held such debt or Claim shall be permanently enjoined and precluded from asserting against the Debtor or Reorganized SMC or any of the Assets any other or further Claim based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, but such Creditor shall have any and all rights provided for herein, including the right to receive distributions hereunder. Except as otherwise specifically provided herein, nothing herein shall be deemed to waive, limit or restrict in any way the discharge granted upon, and other effects of, Confirmation, in accordance with Sec.1141 of the Bankruptcy Code.

     C.   Injunction.
          ----------

     1. Effective on the Confirmation Date, all Persons who have held, hold or may hold Claims or Allowed Claims, or who have held, hold or may hold Equity Interests, shall be enjoined from taking any of the following actions against or affecting the Debtor, or the Assets (other than actions brought to enforce any rights or obligations hereunder or appeals, if any, from the Confirmation Order):

          (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtor, the Assets, any direct or indirect successor-in-interest to any Debtor, or any Assets of any such transferee or successor, on account of any Claim or Interest;

          (b) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtor, the Assets, any direct or indirect successor-in- interest to any Debtor, or any Assets of any such transferee or successor, on account of any Claim or Interest;

          (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien of any kind against the Debtor, the Assets, any direct or indirect successor-in-interest to any Debtor, or any Assets of any such transferee or successor, on account of any Claim or Interest, other than as allowed and authorized by this Plan;

          (d) asserting any set-off, right of contribution, subrogation or recoupment of any kind, directly or indirectly, against any obligation due the Debtor, the Assets, any direct or indirect successor-in-interest to any Debtor, or any Assets of any such transferee or successor, on account of any Claim or Interest; and

          (e) proceeding in any manner in any place whatsoever with any action that does not conform to or comply with the provisions hereof.

     2. All Persons are enjoined from asserting any Released Claim against the Debtor or any of the Imperial Entities or any of the representatives, partners, officers, directors, agents or professional representatives of either of the foregoing.

     D.   Release of Directors,Officers and Imperial.  On the Effective Date,
          ------------------------------------------
but retroactive to the Confirmation Date, Reorganized SMC, on its own behalf, and on behalf of the Debtor's stockholders, creditors and other parties-in-interest (to the extent such Persons may have or may assert any Released Claims derivatively through the Debtor), hereby waive, release and discharge any and all Released Claims existing on or prior to the Confirmation Date against (a) any of the present or former directors, officers and shareholders of the Debtor (including without limitation any predecessors-in-interest of the Debtor) (and their respective heirs, representatives, successors and assigns), (b) any Person serving as a fiduciary or trustee with respect to any Debtor's employee benefit plans (and their respective heirs, representatives and assigns), and (c) each of the Imperial Entities and any of the following agents, advisors, professional persons and representatives of the Debtor and Imperial Entities (and the Debtor's and Imperial Entities' respective present and former directors, officers, shareholders, partners, employees, heirs, representatives, successors and assigns): Ravin, Sarasohn, Cook, Baumgarten, Fisch & Rosen, P.C., Bederson & Company, Rogers & Wells and Kaufman, Goldstein, Gartner & Taub, P.C.

                                   ARTICLE XI
                                   ----------

                      CONDITIONS PRECEDENT TO EFFECTIVENESS
                      -------------------------------------

     Conditions to Effectiveness.  Notwithstanding any other provision hereof or
     ---------------------------
of the Confirmation Order, the Effective Date shall occur on the 30th day after the entry of the Confirmation Order or such other date as Imperial and the Debtor may agree to in writing but in no event later than 90 days after the entry of the Confirmation Order unless the Confirmation Order is stayed. The Effective Date shall be contingent upon Imperial making the payment to Reorganized SMC on the Effective Date pursuant to Article IV(A)(i) of this Plan. Neither Imperial's obligation to fund the Plan or the Effective Date are contingent upon the Confirmation Order becoming a Final Order, provided, however, that no stay has been entered. In the event of a material adverse change ("MAC") in the financial condition of the Debtor from the date hereof (including but not limited to its domestic subsidiaries), Imperial shall be entitled to withdraw as a co-proponent of this Plan. Imperial shall notify the Debtor in writing of the MAC. Upon receipt of such notice, the Debtor may within five (5) business days send a notice to Imperial and file with the Bankruptcy Court an application (the "MAC Application") for a determination of
whether a MAC has occurred.   If SMC does not contest the occurrence of a MAC or
if a MAC is found to occur, Imperial shall have no obligation under this Plan. In the event a dispute should arise as to whether there has been a MAC, the Bankruptcy Court, upon receipt of the MAC Application, shall schedule a hearing (the "Advisor Hearing") at which the Bankruptcy Court shall appoint a special advisor (the "Advisor") for the purpose of preparing a report, which report shall include findings, determine whether a MAC has occurred, what constitutes a MAC and what factors should be considered in determining whether a MAC has occurred. At or before the Advisor Hearing, the Debtor and Imperial shall submit to the Bankruptcy Court either (i) the name of a Person who is mutually acceptable to act as the Advisor or, if no Person is mutually acceptable, (ii) the name of a Person who each believes is qualified to act as the Advisor. The Bankruptcy Court will select as the Advisor either the Person who is mutually acceptable to Imperial and the Debtor, one of the two Persons selected by the Debtor and Imperial, or any other Person that the Bankruptcy Court deems acceptable. The Bankruptcy Court shall accept all of the Advisor's findings unless clearly erroneous.

     At the Advisor Hearing, the Bankruptcy Court, after consultation with counsel for the Debtor, Imperial and the Committee, shall issue an order of reference to the Advisor setting forth the procedures which will govern the proceedings conducted by the Advisor.

     The Bankruptcy Court shall determine the compensation to be paid to the Advisor. The Debtor shall pay the compensation awarded to the Advisor which compensation shall not be included as part of the Administrative Claims subject to the cap of Article III(A)(1) of the Plan. If a final determination is made that a MAC exists, SMC shall have five (5) days to cure the MAC. If a final determination is made that a MAC does not exist, Imperial shall have five (5) days to perform its obligations then outstanding under the Plan and shall have no further liability as a result of any action taken under this provision.

                                   ARTICLE XII
                                   -----------

                            SETTLEMENT OF LITIGATION
                            ------------------------

The Imperial Litigation
- -----------------------

     On the Effective Date, all claims asserted or that could be asserted by and between the parties to the Imperial Litigation shall be mutually released and stipulations of dismissal with prejudice with respect to the complaint and counterclaims asserted by the parties shall be promptly filed and the notices of appeals filed by Imperial shall be withdrawn with prejudice.

The Navy Litigation
- -------------------

     The United States of America, on behalf of its agency, the Department of Navy (the "Navy"), asserts a constructive trust claim in the amount of $512,450.00 against funds in the possession of or to come into the possession of the Debtor (the "Navy Claim"). The basis of the constructive trust claim is that the Debtor knowingly submitted incorrect pricing information to the Navy in connection with a government contract entered into between the Navy and SMC.
The Debtor and the Navy have agreed to settle the Navy Claim in accordance with the terms and conditions of a settlement agreement substantially in the form annexed to the Disclosure Statement as Exhibit Q.

                                  ARTICLE XIII
                                  ------------

                               GENERAL PROVISIONS
                               ------------------

     A.   Objections to Claims and Distribution to Holders
          -------------------------------------------------
          of Disputed Claims
          ------------------

     (i) Except as otherwise provided herein, as soon as practicable, but in no event more than thirty (30) days after the Effective Date, objections to Claims shall be filed with the Bankruptcy Court and served upon the holder of such Claim to which Debtor has objected.

     (ii) Unless otherwise ordered by the Bankruptcy Court, only the Debtor, Imperial or the Committee may litigate, settle or withdraw objections to Claims.

     (iii) No distributions will be made on account of any Disputed Claim. Distributions with respect to and on account of Claims to which the Debtor or the Committee has objected shall be made without interest, within ten business days after the Order, judgment, decree or settlement agreement with respect to such Claim becomes a Final Order.

     B.   Modification.  Subject to the Bankruptcy Code,  the Debtor and
          ------------
Imperial reserve the right to amend or modify this Plan prior to Confirmation. After Confirmation, Reorganized SMC may, upon order of the Bankruptcy Court, in accordance with Section 1127(b) of the Bankruptcy Code remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose of this Plan.

     C.   Notices.  All notices, requests or demands in connection with this
          -------
Plan shall be in writing and shall be deemed to have been given when received, or if mailed, five days after the date of mailing provided such writing shall be sent by registered or certified mail, postage prepaid, return receipt requested, and if sent to the Debtor, addressed to:

                         Science Management Corporation
                                721 Route 202-206
                          Bridgewater, New Jersey 08807
                          Attn: James A. Skidmore, Jr.

with copies to:

                        Ravin, Sarasohn, Cook, Baumgarten
                               Fisch & Rosen, P.C.
                             103 Eisenhower Parkway
                           Roseland, New Jersey  07068
                           Attn:  David N. Ravin, Esq.
                              and Paul Kizel, Esq.
                                Counsel to Debtor

                                       and

                                 Rogers & Wells
                             Two Hundred Park Avenue
                          New York, New York 10166-0153
                            Attn: Jack J. Rose, Esq.
               Counsel to Imperial Capital Worldwide Partners, LP

                                       and

                     Imperial Capital Worldwide Partners, LP
                          666 Fifth Avenue, 37th Floor
                            New York, New York 10103
                            Attn: Jonathan L. Borsuk

     D.   Headings.  The headings used in this Plan are inserted for convenience
          --------
only and neither constitute a portion of this Plan nor in any manner affect the provisions of this Plan.

     E.   Rights If Plan Not Confirmed.  If Confirmation of this Plan does not
          ----------------------------
occur or if the Effective Date does not occur, the Plan shall be deemed null and void. In such event, nothing contained in this Plan shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other Person, or to prejudice in any manner, the rights of the Debtor or any Person in any further proceedings involving the Debtor.

     F.   Governing Law.  Except to the extent that the Bankruptcy Code is
          -------------
applicable, or as otherwise provided under this Plan or the agreements hereunder, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey.

     G.   Construction.  The rules of construction as set forth in Section 102
          ------------
of the Bankruptcy Code shall apply to the construction of the Plan.

     H.   Time.  In computing any period of time prescribed or allowed hereby,
          ----
unless otherwise set forth herein, the provisions of Bankruptcy Rule 9006(a) shall apply.

     I.   Waiver of Certain Claims.  On the Effective Date, the claims of James
          ------------------------
A. Skidmore, Jr. and Marion Hilferty, in the approximate amounts of $6,437,000.00 and $1,067,000.00, respectively, shall be deemed waived and discharged.

     J.   Waiver of Subordination.  Any provision of the Plan to the contrary
          -----------------------
notwithstanding, all holders of Claims shall be deemed to have waived any and all contractual subordination rights which they may have with respect to the distributions made pursuant to the Plan, and the Bankruptcy Court in the Confirmation Order shall permanently enjoin, effective as of the Effective Date, all holders of Claims from enforcing or attempting to enforce any such rights against any Person receiving distributions under the Plan.

     K.   Fractional Shares.  Any other provision of the Plan notwithstanding,
          -----------------
distribution of or on account of fractions of shares will not be made. All shares of New Common Stock represented by fractional shares that are not distributed by reason of this Article XII(K), shall be held by Reorganized SMC as treasury stock.

     L.   Minimum Distribution.  Notwithstanding any other provision of the Plan
          --------------------
to the contrary, no payment will be made on account of an Allowed Claim where the amount of each payment would be less than five ($5.00) dollars.

     M.   Unclaimed Distribution.  If any Person entitled to receive a
          ----------------------
distribution under the Plan cannot be located, the proceeds of such distribution shall be set aside and held by Reorganized SMC. If such Person cannot be located within two (2) months of the date on which such property is distributed, the New Common Stock or cash held on account of such Person shall be released to Reorganized SMC as treasury stock provided, however, that in the event 1% or more of the shares of New Common Stock that are issued to holders of Class 3 Claims remain unclaimed for 2 months after the date of distribution, Reorganized SMC shall issue those shares pro-rata among the holders of Class 3 claims whose shares were claimed. Nothing in this Plan shall require Reorganized SMC to attempt to locate any such Person beyond attempting to communicate with that Person at his last known address, the last known address of his attorney of record, or the address set forth in any proof of claim filed on behalf of such Person.

     N.   Disbursing Agent.  Subject to Bankruptcy Court approval Reorganized
          ----------------
SMC shall be the Disbursing Agent with respect to distributions hereunder, provided, however, Reorganized SMC may hire one or more Persons to assist in the performance of such duties.

     O.   Committee.  On the Effective Date, the Creditors' Committee shall
          ---------
dissolve and the members of the Creditors' Committee shall be released and discharged from all rights and duties arising from or related to the Chapter 11 Case. The professionals retained by the Creditors' Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date and approved by the Bankruptcy Court pursuant to Sections 503(b), 330 and 331 of the Bankruptcy Code.

     P.   Retiree Benefits.  After the Effective Date, to the extent required
          ----------------
under Bankruptcy Code Section 1129(a)(13), Reorganized SMC shall continue to pay all retiree benefits (if any) (as that term is defined in Bankruptcy Code
Section 1114) maintained or established by the Debtor prior to the Confirmation Date; provided, however, that Reorganized SMC shall retain all rights, if any, under all documents establishing such retiree benefits to unilaterally modify such retiree benefits.

     Q.   Further Actions.  The Debtor, Reorganized SMC and the Disbursing Agent
          ---------------
shall be authorized to execute, deliver, file or record such documents, contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan.

     R.   Exculpation.  Neither (a) the Debtor nor Reorganized SMC, (b) the
          -----------
Creditors' Committee and each of its members (c) the present or former directors, officers, employees, agents, advisors, professional persons and representatives of each of the foregoing, or (d) the Imperial Entities, their partners, employees, officers, directors, agents, advisors, and professional persons shall have or incur any liability to any Person for any act or omission in connection with or arising out of their administration of the Plan or the property to be distributed under the Plan or arising from or in connection with their involvement or activities in this Chapter 11 Case, except if such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct, and in all respects, each of such Persons listed in clauses
(a), (b), (c) and (d) above in this Article XII(R) shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and shall be fully protected in acting or in refraining from action in accordance with such advice if done so in good faith.

     S.   Pension Plan.  The Debtor is the sponsor of two defined benefit plans
          ------------
which have recently been merged in accordance with the provisions of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Debtor's current intention is to maintain the merged plan and to comply with all applicable laws and regulations subsequent to the Effective Date. All annual required contributions have been timely made and the

Debtor intends to timely make any necessary required contributions after the Effective Date.

     T. The obligation to prove feasibility of this Plan shall be the sole obligation of the Debtor.

                                  ARTICLE  XIV
                                  ------------

                RETENTION OF JURISDICTION BY THE BANKRUPTCY COURT
                -------------------------------------------------

     Subsequent to the Effective Date, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising under this case or the Plan to the full extent permitted under 28 U.S.C. Sec.1334 to hear, and to the full extent permitted under 28 U.S.C. Sec.157 to determine, all proceedings in respect thereof, including, but not limited to, proceedings involving the following:

          a.   Implementing and carrying out the Plan.

          b.   Entry of a final decree closing this case.

          c. To hear and determine any and all pending applications for the rejection and disaffirmance, assumption or assignment of Executory Contracts or unexpired leases, any objection to Claims resulting therefrom and the allowance of Claims resulting therefrom.

          d. To hear and determine any and all applications, adversary proceedings, applications, contested matters and other litigated matters pending on the Confirmation Date.

          e. To ensure that the distributions to Holders of Claims and Interests are accomplished as provided herein.

          f. To hear and determine any objections to Claims filed both before and after Confirmation of this Plan, including any objections to the classification of any Claim or Interest and to allow or disallow any Disputed Claim in whole or in part.

          g. To enter and implement such orders as may be appropriate in the event Confirmation is for any reason stayed, reversed, revoked, modified or vacated.

          h. To hear and determine all applications for compensation of professionals and reimbursement of expenses except to the extent not required pursuant to this Plan.

          i. To hear the Debtor's or Reorganized SMC's applications, if any, to modify the Plan in accordance with Section 1127 of the Bankruptcy Code.
After Confirmation, any proponent may also, so long as it does not adversely affect the interest of Creditors, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, in such manner as may be necessary to carry out the purposes and effects of this Plan.

          j. To hear and determine disputes arising in connection with this Plan or its implementation, including disputes arising under agreements, documents or instruments executed prior to or in connection with this Plan, including but not limited to the stock purchase agreement annexed to the Disclosure Statement as Exhibit N.

          k. To take any action to resolve any disputes arising out of or relating to any Claim or any Interest; to hear and determine other issues presented by or arising under this Plan; and to take any action to resolve any disputes of Creditors with respect to their Claims.

          l. To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

          m. To hear and determine issues relating to, and issue any necessary orders with respect to, any governmental or regulatory agency or instrumentality.

          n. To hear and determine applications for orders sought pursuant to this Plan.

                                   Science Management Corp.
                                   Debtor and Debtor-in-Possession



                                   By:  /s/ James A. Skidmore, Jr.
                                        ----------------------------
                                        James A. Skidmore, Jr.
                                        President, Chairman &
                                        Chief Executive Officer




                                   RAVIN, SARASOHN, COOK,
                                   BAUMGARTEN, FISCH & ROSEN
                                   A Professional Corporation
                                   Counsel for the Debtor
                                   103 Eisenhower Parkway
                                   Roseland, NJ 07068
                                   (201) 228-9600


                                   By:  /s/ Paul Kizel
                                        -----------------------------
                                        Paul Kizel, Esq.

                                   IMPERIAL CAPITAL WORLDWIDE PARTNERS, LP


                                   By:  /s/ Jonathan L. Borsuk
                                        ----------------------------
                                        Imperial Capital Investors Corp.,
                                        its sole general partner
                                        Jonathan L. Borsuk, President

                                   ROGERS & WELLS
                                   Counsel for Imperial Capital Worldwide
                                   Partners, LP
                                   Two Hundred Park Avenue
                                   New York, NY 10166-0153
                                   (212) 878-8000


                                   By:  /s/ Jack J. Rose
                                        -----------------------------
                                        Jack J. Rose, Esq.

DATED:     January 25, 1996

RAVIN, SARASOHN, COOK,
BAUMGARTEN, FISCH & ROSEN
A Professional Corporation
103 Eisenhower Parkway
Roseland, New Jersey  07068-1072
(201) 228-9600
Counsel for Science Management Corp.

                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF NEW JERSEY


- ----------------------------------
In re:                             :    Case No. 93-34553(SAS)
                                   :
SCIENCE MANAGEMENT CORP.,          :    Chapter 11
                                   :
                      Debtor,      :
                                   :
- ----------------------------------



                 FIRST MODIFICATION TO CONFIRMED FIFTH MODIFIED
            PLAN OF REORGANIZATION OF SCIENCE MANAGEMENT CORPORATION
            --------------------------------------------------------

Article III of the captioned debtor's Fifth Modified Plan of Reorganization dated January 25, 1996 (the "Plan") which was confirmed by Order of this Court dated April 14, 1996 be and hereby is modified as follows:

A.Reorganized SMC's obligation to pay fees and expenses for or related to the professional services performed on behalf of the Debtor or Committee of

Unsecured Creditors prior to the Effective Date shall be increased from $966,000 to $1,016,000.  Fees that are not paid as of the Effective Date will be paid in accordance with the terms of the Note annexed hereto as Exhibit "A".

     B.   The first priority lien against assets of Reorganized SMC and the SMC

Domestic Subsidiaries (as those terms are defined in the Plan) granted under

Article III(A)(1) shall be subordinated to institutional financing that may be obtained by the Debtor pursuant to the terms of the Security Agreement annexed hereto as Exhibit "B".

     C.   The first sentence of Article 3(A)(3) of the Plan shall be deleted in its entirety and shall be replaced with the following:

          The balance of such fees and expenses shall be paid in accordance with the payment schedule set forth in Par.1 of the Promissory Note attached hereto as Exhibit "A"



                                        SCIENCE MANAGEMENT CORPORATION


                                        By: /s/ James A. Skidmore, Jr.
                                           --------------------------------
                                        James A. Skidmore, Jr.,
                                        President, Chief Executive Officer



                                        IMPERIAL CAPITAL WORLDWIDE PARTNERS, LP


                                        By:  /s/ Jonathan L. Borsuk
                                            -------------------------------
                                        Imperial Capital Investors Corp.,
                                        its sole general partner
                                        Jonathan L. Borsuk, President


                                        RAVIN, SARASOHN, COOK,
                                        BAUMGARTEN, FISCH & ROSEN
                                        A Professional Corporation
                                        Counsel for the Debtor



                                        By:  /s/ Paul Kizel
                                            ---------------------------------
                                             Paul Kizel, Esq.


                                        BAER, MARKS & UPHAM, LLP
                                        Counsel for Imperial Capital Worldwide
                                        Partners, LLP



                                        By: /s/ Anne Elizabeth
                                           ----------------------------------

Dated:  7/10/96




























                                        2